UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 2, 2005

(Date of earliest event reported)

FEDERAL-MOGUL CORPORATION

(Exact Name of Registrant as specified in its Charter)

Michigan

(State or Other Jurisdiction of Incorporation)

1-1511	38-0533580
(Commission File Number)	(IRS Employer Identification Number)

26555 Northwestern Highway, Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 354-7700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filings is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 2, 2005, Federal-Mogul Corporation (the “Company”) announced that José Maria Alapont has been chosen to be the President and Chief Executive Officer of the Company and the decision has been authorized by the Court presiding over the Company’s Chapter 11 proceedings. Mr. Alapont also will join the current board of directors of the Company. The terms of Mr. Alapont’s employment agreement (“Employment Agreement”) are described below under Item 5.02. A copy of the Employment Agreement is attached as Exhibit 10.1 to this report.

Item 5.02 Departure of Directors or Principal Officers: Election of Directors; Appointment of Principal Officers

The Company entered into the Employment Agreement with Mr. Alapont on February 2, 2005. Mr. Alapont has informed the Company that he will commence employment under the Employment Agreement on March 1, 2004.

Until Mr. Alapont obtains an appropriate work visa from the United States of America, Mr. Alapont cannot be employed by a U.S. company. Therefore, until such date that he has an appropriate visa permitting him to be employed by the Company (the “Effective Date”), Mr. Alapont will be employed in accordance with the terms of the Employment Agreement by one of the Company’s foreign affiliates that is not a filing entity in the Company’s Chapter 11 proceedings. Upon the Effective Date, Mr. Alapont will be employed by the Company as its President and Chief Executive Officer.

Robert S. (Steve) Miller, Jr., continues to serve as interim President and Chief Executive Officer until the Effective Date and will continue to serve as Chairman of the Board of Directors.

Mr. Alapont brings to the Company more than 30 years of strong leadership experience in both the automotive manufacturer and supplier industries. Since October 1, 2003, Mr. Alapont was chief executive officer and a board member of IVECO, the commercial vehicle company of the Fiat Group, which has annual sales in excess of 9 billion (Euro). From 1997 until October 1, 2003, Mr. Alapont served in various key positions at Delphi Automotive Systems, one of the world’s largest and most diversified suppliers of automotive systems and components. When he left Delphi in 2003, Mr. Alapont was President of International Operations and Vice President of Sales and Marketing. From 1999 to 2003, he was President—Europe, Africa and Middle East and served on Delphi’s top policy-making group and from 1997 to 1999, Mr. Alapont was Executive Director of Delphi’s Energy and Marine Management Systems. From 1990 to 1997, Mr. Alapont served in several leadership roles at Valeo, a leading global automotive supplier. Mr. Alapont began his automotive career in 1974 with Ford Motor Company and over the course of 15 years worked in increasingly more responsible positions – from engineer at Ford Spain to power train manager at Ford Europe. Mr. Alapont is 54 years old.

The Employment Agreement has a five-year term, and provides for a base annual salary of $1.5 million. It also provides an opportunity for an annual bonus in the target amount of $1.5 million (“Target Bonus”), and the actual bonus may range from no bonus up to 150% of the Target Bonus based on the financial performance of the Company.

2

The Employment Agreement does not grant any stock options in the Company. However, the proponents of the Third Amended Joint Plan of Reorganization in the bankruptcy case (the “Plan”) (collectively, the “Plan Proponents”), who are signatories to the Employment Agreement, have agreed under the Employment Agreement that the Plan Proponents, with the consent of High River Limited Partnership (“High River”), shall amend the Plan to provide that the reorganized Company will grant Mr. Alapont non-qualified stock options to purchase the number of shares of Class A common stock of the Company which is intended to be equivalent to 4% of the number of shares of Class A and Class B common stock of the reorganized Company under the Plan based on the latest valuation of the reorganized Company that has been filed with the bankruptcy court (as of the date of the Employment Agreement) at an option price equal to the value per share established by the bankruptcy court in conjunction with confirmation of the amended Plan and having an option term of not longer than 7 years (the “Options”). In addition, if there is a material reduction in the court-determined value of the equity of the reorganized Company under any amendment to the Plan (or any alternative plan of reorganization) that is confirmed, then it is contemplated by the Plan Proponents and High River (or such of the Plan Proponents, if any, as are then proponents of any alternative plan of reorganization and High River) that Mr. Alapont would receive stock options in an amount that would be the economic equivalent of the Options. Under the contemplated Plan amendment, Options would be granted to Mr. Alapont (such grants to be effective as soon as practicable after the effective date (the “Reorganization Date”) of the confirmed amended Plan). The Options would vest ratably over the life of the Employment Agreement, so that one fifth of the Options would vest on the first anniversary of the Effective Date and one fifth on each subsequent anniversary of the Effective Date. In the event that Mr. Alapont’s employment is terminated during the five-year period commencing on the Effective Date for death or disability, by the Company without cause or by Mr. Alapont for good reason, all unvested Options would vest on such termination date. In the event of termination during the five-year period commencing on the Effective Date for any other reason, including Mr. Alapont’s determining to leave the Company without good reason, then all unvested Options would expire unvested. Should Mr. Alapont leave the employ of the Company for any reason, all vested Options would thereafter be exercisable no later than 90 days after the termination of such employment.

It is contemplated that this amendment to the Plan would also provide that, notwithstanding the foregoing, upon the expiration of the Employment Agreement, or the earlier termination of Mr. Alapont’s employment hereunder, other than by the Company for cause or by Mr. Alapont without good reason, Mr. Alapont may exchange up to 50% of his then outstanding Options for a number of shares of Class A common stock equal to (x) one-half of one percent of the aggregate number of shares of Class A and Class B common stock outstanding at the Reorganization Date multiplied by (y) the number of full months elapsed from the Effective Date to the date of such expiration or termination, as the case may be, divided by sixty. In order to do so, Mr. Alapont shall surrender to the Company four Options for each share of Class A common stock which he wants to so acquire pursuant to the preceding sentence.

3

At any time after Mr. Alapont has become vested in at least two million Options (or 50% of such other number of Options as determined in accordance with the second preceding paragraph), Mr. Alapont may exchange two million vested Options for a number of shares of Class A common stock equal to (x) one-half of one percent of the aggregate number of shares of Class A and Class B common stock outstanding at the Reorganization Date multiplied by (y) the number of full months elapsed from the Effective Date to the date of such exchange divided by sixty.

Other employment benefits include vacations, participation in incentive, savings and retirement plans, welfare plans, reimbursement of all reasonable expenses incurred by Mr. Alapont, office and support staff, and other fringe benefits. The Employment Agreement provides for supplemental executive retirement benefits for the 401(k) plan and the qualified defined benefit plan in addition to a non-qualified defined benefit key executive pension plan (the “KEY plan”). The benefit formula of the KEY plan is intended to provide Mr. Alapont with a total pension benefit (inclusive of benefits under other plans and from predecessor employers) at age 62, assuming 20 years of credited service, equal to 50% of his average annual compensation (base salary and bonus) during the three consecutive years he has earned the highest compensation in his last five years of service or his total period of employment, if shorter. Vesting in the KEY plan will be over five years at a rate of four years service credit for each year of employment to get to full vesting of 20 years maximum, provided that service credit will be given only for actual years of completed employment if Mr. Alapont voluntarily terminates without good reason or is terminated for cause. If Mr. Alapont’s employment is terminated by the Company without cause, by Mr. Alapont for good reason, or by reason of Mr. Alapont’s death or disability, then he shall be deemed to have earned 20 years of service credits and to be fully vested under the KEY plan. Retirement benefits which Mr. Alapont receives from any qualified and non-qualified defined benefit plans (either provided by the Company or any other former employer) will be deducted from retirement benefits he receives under the KEY Plan. The KEY plan is attached as Exhibit 10.2 to this report.

To replace the bonus payment Mr. Alapont represents that he is entitled to from his former employer for the year ended December 31, 2004, the Employment Agreement provides for a potential lost bonus payment (“Lost Bonus”) in the amount of $1,500,000, net of any bonus payment actually paid to him by his former employer. If Mr. Alapont terminates his employment without cause before the completion of one year of employment, then he will repay the full amount of his Lost Bonus.

If during the employment period, the Company terminates Mr. Alapont’s employment without cause or Mr. Alapont terminates his employment for good reason, the Company shall pay to Mr. Alapont: (i) his annual base salary through the date of termination, accrued vacation and any previously deferred compensation (“Accrued Obligations”); (ii) an amount equal to twice the sum of his annual base salary and Target Bonus; and (iii) the amount of benefits, including retirement benefits, required to be paid to, or which Mr. Alapont is entitled to receive, under Company plans and policies (“Other Benefits”).

4

If Mr. Alapont’s employment is terminated by reason of death or disability, he or his estate are entitled to receive (i) all benefits under the KEY plan and (ii) such other benefits provided by the Company to Mr. Alapont or to the estates and beneficiaries of peer executives as of the Effective Date, whichever is greater.

If Mr. Alapont’s employment is terminated during the employment period by the Company for cause or by Mr. Alapont other than for good reason, the Company has no obligation other than to pay to Mr. Alapont his Accrued Obligations and Other Benefits.

The Employment Agreement provides that Mr. Alapont agrees to establish his place of residence in the Detroit, Michigan metropolitan area within 30 days after obtaining his work visa. The Company will reimburse his relocation costs in accordance with the Company’s established relocation policy.

The Company and Mr. Alapont are also entering into a Change in Control Employment Agreement, which agreement is identical to change in control employment agreements between the Company and certain other officers of the Company. Any payments and benefits provided to Mr. Alapont under the Employment Agreement will be offset and credited against as payments and benefits under his Change in Control Employment Agreement.

Mr. Alapont has no family relationships with any officer or director of the Company and owns no shares of the Company’s capital stock. Since January 1, 2004, neither the Company nor any of its subsidiaries has engaged in any transaction with Mr. Alapont or any member of his immediate family in which he or a member of his immediate family had an interest of more than $60,000, other than the agreements referred to in this report.

Item 9.01 Financial Statement and Exhibits

(c)	Exhibits

10.1	Employment Agreement dated as of the 2nd day of February, 2005 between the Company and José Maria Alapont

10.2	Federal-Mogul Corporation Key Executive Pension Plan for José Maria Alapont

10.3	Form of Change in Control Employment Agreement

5

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2005

FEDERAL-MOGUL CORPORATION

By:	/s/ Lance M. Lis
Name:	Lance M. Lis
Title:	Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement dated as of the 2nd day of February, 2005 between the Company and José Maria Alapont

10.2	Federal-Mogul Corporation Key Executive Pension Plan for José Maria Alapont

10.3	Form of Change in Control Employment Agreement